Exhibit 99.h.9.a

AMENDED AND RESTATED EXHIBIT A

EFFECTIVE FEBRUARY 29, 2024

to the abrdn Funds Expense Limitation and Reimbursement Agreement dated June 16, 2021

between

ABRDN FUNDS and

ABRDN INC.

(the “Agreement”)

Name of Fund	Expense Limitation*
abrdn Global Equity Impact Fund	0.90%
abrdn Emerging Markets Dividend Fund (formerly, abrdn International Sustainable Leaders Fund)	0.90%
abrdn High Income Opportunities Fund (formarly, abrdn Global High Income Fund)	0.75%

* Unless otherwise noted, this contract may not be terminated before February 28, 2025.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Exhibit A to be executed in its name and on its behalf by its duly authorized representative as of February 29, 2024.

ABRDN FUNDS
By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President

ABRDN INC.
By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President